Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 13, 2012, relating to the consolidated financial statements of Raptor Pharmaceutical Corp. and it subsidiaries for each of the two years in the period ended August 31, 2012 included in Raptor Pharmaceutical Corp.'s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
September 4, 2014